Exhibit 10.2

MAXAR TECHNOLOGIES INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Executive Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [____________]  (“Executive”) and Maxar Technologies Inc. (the “Company”), effective as of [______], 2020 (the “Effective Date”).

Background

A.          The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B.          The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

C.          The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D.          Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

Agreement

The parties hereto agree as follows:

1.          Term of Agreement.  This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.          At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law.  Except as provided in Section 7 below, if Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this Agreement.

3.          Covered Termination Outside a Change in Control Period.  If Executive experiences a Covered Termination outside a Change in Control Period, then, subject to (i)  Executive delivering to the Company an executed general release of all claims against the Company and its affiliates in substantially the form attached as Exhibit A hereto (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 14(a)(v) below and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the

Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)         Severance.  Executive shall be entitled to receive an amount equal to eighteen (18) months of Executive’s annual base salary (disregarding any reduction in such base salary that gives rise to Good Reason) (the “Non-CIC Cash Severance”),  payable, less applicable withholdings and deductions, in the form of salary continuation in regular installments over the eighteen (18)-month period following the Termination Date in accordance with the Company’s normal payroll practices with the first of such installments to commence on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable and with the first installment to include any amount that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date, or as otherwise provided in Section 14 below.

(b)         Healthcare Premium Payment.  Subject to the Executive’s eligibility to elect continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) as of the Termination Date, Executive shall be entitled to receive a lump sum payment equal to eighteen (18) multiplied by the full monthly premium that Executive would have to pay for continued healthcare coverage under COBRA at the rate in effect as of the Termination Date and based on Executive’s election as of the Termination Date, payable, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below, or as otherwise provided in Section 14 below.

(c)         Outplacement.  Executive shall be entitled to receive the “executive package” (or similar services as determined in the Company’s sole discretion) of outplacement services at the Company’s cost through an outplacement firm designated by the Company.

4.          Covered Termination During a Change in Control Period.  If Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i)  Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 14(a)(v) below and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)   Severance.  Executive shall be entitled to receive an amount equal to two (2) times the sum of (i)  Executive’s annual base salary at the rate in effect immediately prior to the Termination Date (disregarding any reduction in such base salary that gives rise to Good Reason) and (ii) Executive’s target annual bonus, payable in a cash lump sum, less applicable withholdings (the “Change in Control Severance”), on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below or as otherwise provided in Section 14 below; provided, that, if the Covered Termination occurs during the Three Month Period (as defined below), the amount of the Change in Control Severance equal to the Non-CIC Severance shall be paid over the same time period as the Non-CIC Severance would have been paid, and any amount of the Change in Control Severance in excess of the Non-CIC Severance shall be paid in a single lump sum cash payment as described above.

(b)   Healthcare Premium Payment.  Subject to the Executive’s eligibility to elect continued healthcare coverage under COBRA as of the Termination Date,  Executive shall be entitled to receive a lump sum payment equal to twenty-four (24) multiplied by the full monthly premium that Executive would have to pay for continued healthcare coverage under COBRA at the rate in effect as of the Termination Date and based on Executive’s election as of the Termination Date, payable, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below or as otherwise provided in Section 14 below.

(c)   Outplacement.  Executive shall be entitled to receive the “executive package” (or similar services as determined in the Company’s sole discretion) of outplacement services at the Company’s cost through an outplacement firm designated by the Company.

(d)   Equity Awards.  Each outstanding and unvested equity award, including, without limitation, each restricted stock, stock option, restricted stock unit, performance stock unit, and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto, as of immediately prior to the Termination Date.  Except to the extent otherwise specified in an applicable award agreement, which provision in the applicable award agreement shall control, for purposes of this Section 4(d) each award subject to performance-based vesting will be deemed earned at the greater of (i)  pro-rated target based on the number of days elapsed through the Termination Date or (ii) actual achievement measured as of the Termination Date (to the extent then measurable).

5.          Certain Reductions.  Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company.  The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment.  Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

6.          Deemed Resignation.  Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

7.          Other Terminations.  If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, vacation and expense reimbursements through the Termination Date in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

8.          Limitation on Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code.  The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax,

provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder.  The adviser shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company.  Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Company and Executive.  Any reduction in payments or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

9.          Definitions.  The following terms used in this Agreement shall have the following meanings:

(a)         “Cause”  means: (i) Executive’s conviction of a felony or a crime involving fraud or moral turpitude; (ii) Executive’s theft, material act of dishonesty or fraud, or intentional falsification of any employment or Company records; (iii) Executive’s intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition, confidentiality or other material agreement with the Company or such successor or material violation of any Company policy or the Company’s Code of Conduct; (iv) Executive’s willful failure to follow lawful instructions of the Company; or (v) Executive’s gross negligence or willful misconduct in the performance of Executive’s assigned duties.

(b)         “Change in Control”  has the meaning ascribed to such term under the Company’s 2019 Incentive Award Plan, as may be amended from time to time;  provided, that to the extent required to avoid the imposition of additional taxes under Section 409A, such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(c)         “Change in Control Period” means the period of time commencing three months before a Change in Control (the “Three Month Period”) and ending on the second annual anniversary of such Change in Control.

(d)         “Covered Termination”  means  the termination of Executive’s employment (i)  by the Company other than for Cause,  or (ii) by Executive for Good Reason;  and shall not include a termination due to Executive’s death or disability.

(e)         “Good Reason”  means any one of the following actions taken by the Company without Executive’s express written consent: (i) (a) outside of the Change in Control Period, a reduction in Executive’s base salary or target annual bonus opportunity, in each case, of more than five percent (5%), except where the same or a substantially similar percentage reduction in base salary or target bonus applies consistently to other employees at the level of Vice President and above as part of a broader compensation reduction; or (b) within the Change in Control Period, a reduction in Executive’s total target compensation of more than five percent (5%), where the long-term incentive component of total target compensation shall be calculated based on Executive’s average annual long-term incentive opportunity for the three fiscal years prior to the Change in Control (or such lesser period since the commencement of Executive’s employment); (ii) a material diminution in Executive’s title, duties, authorities, reporting or responsibilities; (iii) the relocation of Executive’s primary work location to a facility or location that increases Executive’s one-way commute by more than 35 miles from Executive’s primary work location as of immediately prior to such change; or (iv) failure of any successor to the Company to expressly agree to assume and honor the terms of this Agreement, provided, that an action shall not constitute Good Reason unless (1) Executive first provides the Company with written notice of the condition giving rise to Good Reason within 60 days of Executive’s knowledge of its initial occurrence, (2) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (3) Executive’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.

(f)         “Termination Date” means the date on which Executive experiences a Covered Termination.

10.        Successors.

(a)         Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)         Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.        Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Chief Human Resources Officer of the Company at the Company’s primary office location and to Executive at Executive’s address as listed in the Company’s books and records.

12.        Restrictive Covenants.

(a)         Restrictive Covenants.  Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to the confidentiality provisions of the Company’s Code of Conduct, the Employee Proprietary Information, Invention and Non-Competition Agreement and/or other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between the Company and Executive (the “Restrictive Covenants”).  In addition, without limiting the foregoing, Executive agrees as follows:

(i)          During Executive’s employment, Executive will acquire, learn, or receive proprietary and confidential information about or belonging to the Company, which includes without limitation information concerning customers and prospective customers, employees and other service providers, suppliers and vendors, contact lists, research and development, business plans and proposals, business strategies, financial statements, budgets, licenses, legal matters, sales and marketing methods, trade secrets, contract terms, purchase history, prices and costs, inventions, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, and other proprietary or confidential information of the Company or other third parties who entrusted such information to the Company (“Confidential Information”); provided, however, Confidential Information does not include information that (A) is or becomes known to the public, other than as a result of Executive’s disclosure in violation of this Agreement or of any other person’s breach of a legal or contractual obligation to the Company, or (B) was demonstrably known by Executive prior to Executive’s employment with the Company and not as a result of anyone else’s breach of a legal or contractual obligation.

(ii)         Executive recognizes and acknowledges that (A) the Confidential Information is a valuable, special and unique asset of the Company; (B) disclosure of the Confidential Information to any other person or entity outside the Company, or use of the Confidential Information for the benefit of any other person or entity, unless specifically and unambiguously authorized by Company, would result in irreparable harm to the Company; and (C) the Confidential Information is and shall remain the exclusive property of the Company.

(iii)       In consideration for the benefits provided herein, at all times prior to and following the Termination Date, Executive shall not disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. Executive agrees to not use any Confidential Information for Executive’s own purpose or for the benefit of any other person, firm, corporation or other entity.

(iv)        Executive shall not, for a period of twelve months (12) months following the Termination Date (the “Restricted Period”), either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly (A) cause or attempt to cause any customer or prospective customer to cease doing business with the Company or to alter or terminate his, her, or its relationship with the Company, or solicit or offer to supply to any customer any service or product that is similar to any service or product provided by the Company; or (B) solicit or attempt to solicit away from the Company any of its officers or employees or otherwise encourage such officers or employees to terminate their employment relationship with the Company; provided, however, that a general advertisement to which an officer or employee of the Company responds shall in no event be deemed to result in a breach of this subsection (iv).

(v)         Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately.  The Company agrees that it shall not, and shall instruct its officers and directors to not, disparage, criticize or defame Executive, either publicly or privately.  Nothing in this subsection (v) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)         Whistleblower Protections and Trade Secrets.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Restrictive Covenants prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).  Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i)  Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.        Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in Denver, Colorado through JAMS in conformity with the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act.  In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of Colorado, without reference to conflicts of law principles. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of Section 12, the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 12, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 12, none of the parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law.  Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 13, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration.  Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.

14.        Miscellaneous Provisions.

(a)         Section 409A.

(i)          Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”).

(ii)         Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)       Expense Reimbursements and In-Kind Benefits.  To the extent that any reimbursements or in-kind benefits provided pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)        Installments.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v)          Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (B) in any case where Executive’s Termination Date and the last day the Release of Claims may be considered or, if applicable, revoked fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.  For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is seven (7) days following the date upon which the Company timely delivers the Release of Claims to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Termination Date, the date that is twenty one (21) days following the date upon which the Company timely delivers the Release of Claims to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty five (45) days following such delivery date.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 14(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date the Release of Claims becomes effective and irrevocable or, in the case of any payments subject to Section 14(a)(v)(C), on the first payroll date to occur in the subsequent taxable year, if later.

(b)       Forfeiture and Repayment of Benefits.  In the event that, within two years following Termination Date, the Company determines that during Executive’s employment with the Company, Executive engaged in conduct that would have constituted Cause for termination, (i) the Company shall have no further obligations under Sections 3 or 4 and Executive shall repay the Company any amounts previously paid by the Company pursuant to Sections 3 or 4; and (ii) all shares held by Executive that were subject to equity awards that became vested pursuant to Section 4 shall be automatically forfeited, and Executive shall pay the Company an amount equal to all proceeds received in connection with any sale or other disposition of any such shares.

(c)         Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.

(d)         Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized member of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)         Whole Agreement.  This Agreement, the Restrictive Covenants and any indemnification agreement between Executive and the Company represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding the same, whether written or unwritten, including, without limitation, any severance protection agreement or severance letter and any severance or change in control benefits in Executive’s offer letter agreement, employment term sheet, employment agreement and/or equity award agreement or previously approved by the Company.

(f)         Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Colorado without regard to its conflicts of law provisions.

(g)         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

(h)         Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

(i)          Executive Acknowledgement.  Executive acknowledges that (i)  Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(Signature page follows)

The parties have executed this Agreement, in the case of the Company by its duly authorized officer, as of the dates set forth below.

MAXAR TECHNOLOGIES INC.

By:

Title:

Date:

EXECUTIVE

[Name]

Date:

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (“Release”) is entered into as of _________________, 20__, between [__________] (“Executive”) and Maxar Technologies Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(c), below.

1.           Executive’s Release of the Company.  Executive agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the  execution date of this Release as follows:

(a)         On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act,  Colorado Anti-Discrimination Act, Colorado Family Care Act, Colorado Wage Equality Regardless of Sex Act, Colorado Wage Transparency Act, Colorado military leave law, and Colorado payment of wages law, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)         Notwithstanding the generality of the foregoing, Executive does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Executive’s right to file for unemployment insurance benefits under state law; (ii) Executive’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission, the Colorado Civil Rights Division or similar local agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Executive hereby releases Executive’s right to receive damages in any such proceeding brought by Executive or on Executive’s behalf, (iii) Executive’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (iv) Executive’s right to make any disclosure that are protected under the whistleblower provisions of applicable law.  For the avoidance of doubt, Executive does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights.  Furthermore, Executive does not release hereby any rights that he may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law; (ii) coverage under any applicable directors’ and officers’ or other third-party liability insurance; (iii) Executive’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (iv) any severance payment entitlements to which Executive is specifically entitled to as of the date of termination pursuant to the Executive Change in Control Severance Agreement between the Company and Executive (the “Severance Agreement”).

(c)         Executive acknowledges that the General Release of Claims set forth in Section 1(a) above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”). In accordance with the Older Workers Benefit Protection Act, Executive acknowledge as follows:

(i)          Executive has been advised to consult an attorney of Executive’s choice before signing this Release and Executive either has so consulted with counsel or voluntarily decided not to consult with counsel;

(ii)         Executive has been granted [twenty-one (21)] [forty-five (45)]1 days after Executive is presented with this Release to decide whether or not to sign it. Executive agrees that such period shall not be extended due to any material or immaterial changes to the Release. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the [twenty-one (21)] [forty-five (45)] day period;

(iii)       Executive has carefully reviewed and considered and fully understands the terms set forth in this Release, including all exhibits hereto; and

(iv)        Executive has the right to revoke Executive’s ADEA Release within seven (7) calendar days of signing this Release. If Executive wishes to revoke Executive’s ADEA Release, Executive must deliver written notice stating Executive’s intent to so revoke to [Insert Name], Global HR Operations, Maxar, at 1300 W. 120th Avenue

1         NTD: To be 45 days for a group termination and 21 days for a non-group termination.

Westminster, CO 80234, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release.

2.           Executive Representations.  Executive represents and warrants that:

(a)         Executive has returned to the Company all Company property in Executive’s possession (other than any property that the Company has specifically permitted the Executive to keep following his termination date in writing), including without limitation, any cell phone, laptop computer or tablet;

(b)         Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment and any accrued, unused vacation earned through such date, other than as set forth in the Severance Agreement;

(c)         During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and

(d)         Executive has not initiated any adversarial proceedings of any kind against the Company or, in their capacities as such, against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

3.           Restrictive Covenants; Cooperation.  Executive reaffirms Executive’s continuing obligations under Section 12 of the Severance Agreement.  In addition, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided,  however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

4.           Severability.  The provisions of this Release are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

5.           Choice of Law.  This Release shall in all respects be governed and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance, without regard to conflicts of law principles.

6.           Integration Clause.  This Release, and the Severance Agreement contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.

7.           Execution in Counterparts.  This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.  Facsimile signatures shall have the same force and effectiveness as original signatures.

8.           Intent to be Bound.  The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	MAXAR TECHNOLOGIES INC.:

Name:	Name:

Title:	Title:

Date:	Date: